Exhibit 99.1

FOR IMMEDIATE RELEASE	December 13, 2012

JIU FENG INVESTMENT LAUNCHES NEW WEBSITE

(Shanghai, China) Ms. Yan Li, CEO of Jiu Feng Investment Hong Kong Ltd. is pleased to announce that the firm has launched their new website www.jf-investment.com.

Li states, “we released the website in English initially but will be available in several languages shortly. The website will serve as a hub for our investors to see the products and companies we have invested into and updates on the products still in Research and Development.”

Jiu Feng Investment Hong Kong Ltd. is an investment firm focusing on products and innovations that can change the world. From alternative energy to biomedical products, Jiu Feng Investment allows entrepreneurs to develop and bring to market some of the most advanced, innovating products ever seen.

FORWARD LOOKING STATEMENTS: This press release contains forward-looking statements, including forecasts of market growth, future revenue, benefits of the proposed contract, and expectations that the contract will be accretive to Jiu Feng Investment Hong Kong Ltd. results and other matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: difficulties encountered in integrating products; uncertainties as to the timing; whether certain market segments grow as anticipated; the competitive environment in the industry and competitive responses to the proposed contracts; and whether the companies can successfully develop new products and the degree to which these gain market acceptance. Actual results may differ materially from those contained in the forward-looking statements in this press release. Jiu Feng Investment Hong Kong Ltd. undertakes no obligation and do not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release.

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